Exhibit 35.1

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SERVICER COMPLIANCE STATEMENT (ITEM 1123)

Cenlar FSB

The undersigned, a duly authorized officer of Cenlar FSB, as servicer (the “Servicer”) pursuant to the applicable servicing agreements governing the securities listed on Exhibit A, does hereby certify that:

1. A review of the Servicer’s activities during the period 1/1/13 to 12/31/13 (the “Reporting Period”) and of the Servicer’s performance under the applicable servicing agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 26th day of February 2014.

By:	/s/ Michael Blair
Name: Michael Blair
Title: Senior Vice President

Exhibit A

Securities Covered in Cenlar FSB’s Servicer Compliance Statement 1123:

Redwood Trust, Inc.

Investor	Issuer	Security	* Period Subserviced by Cenlar FSB
HO6	Redwood Trust, Inc.	SEMT 2012-1	1/1 to 12/31/13
K06	Redwood Trust, Inc.	SEMT 2012-2	1/1 to 12/31/13
L06	Redwood Trust, Inc.	SEMT 2012-3	1/1 to 12/31/13
Z06	Redwood Trust, Inc.	SEMT 2012-4	1/1 to 12/31/13
Y06	Redwood Trust, Inc.	SEMT 2012-5	1/1 to 12/31/13
RW0	Redwood Trust, Inc.	SEMT 2012-6	1/1 to 12/31/13
RW1	Redwood Trust, Inc.	SEMT 2013-1	1/1 to 12/31/13
RW2/S11	Redwood Trust, Inc.	SEMT 2013-2	2/1 to 12/31/13
RW3	Redwood Trust, Inc.	SEMT 2013-3	3/1 to 12/31/13
RW4	Redwood Trust, Inc.	SEMT 2013-4	4/1 to 12/31/13
RW5	Redwood Trust, Inc.	SEMT 2013-5	5/1 to 12/31/13
RW6	Redwood Trust, Inc.	SEMT 2013-6	6/1 to 12/31/13
RW7	Redwood Trust, Inc.	SEMT 2013-7	7/1 to 12/31/13